EXHIBIT 99.1

Exactech Q3 Revenue $61.4 Million
Q3 Net Income $2.9 Million; Diluted EPS $0.20

Gainesville, Fla. - October 30, 2017 - Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products and biologic solutions for extremities, knee and hip, announced today that revenue for the third quarter of 2017 increased 2% to $61.4 million from $59.9 million in the third quarter of 2016, and 2% on a constant currency basis. Domestic revenue increased 2% to $43.3 million, and international revenue increased 2% to $18.1 million in the third quarter of 2017. Diluted earnings per share for the third quarter was $0.20 based on net income of $2.9 million, compared to third quarter 2016 net income of $3.2 million and diluted earnings per share of $0.22.

Third Quarter Segment Performance

•	Extremities revenue increased 18% to $27.7 million from $23.4 million, an 18% constant currency increase

•	Knee revenue decreased 3% to $16.5 million, a 3% constant currency decrease

•	Hip revenue decreased 3% to $11.3 million from $11.6 million, a 3% constant currency decrease

•	Other revenue decreased 25% to $5.9 million from $7.9 million, a 27% constant currency decrease. The Other segment includes an aggregation of the former Biologics and Spine segment

Nine Months Highlights and Segment Performance
For the first nine months of 2017, revenue was $198.2 million, an increase of 4% over $191.3 million for the comparable period last year. On a constant currency basis, revenue for the first nine months of 2017 was up 4%. Net income for the first nine months of 2017 was $12.3 million, or $0.84 per diluted share compared to $12.0 million, or $0.84 per diluted share, for the first nine months of 2016. First nine month product revenue was as follows:

•	Extremities revenue increased 19% to $87.1 million, a 19% constant currency increase

•	Knee revenue was flat at $56.2 million, flat on constant currency

•	Hip revenue decreased 2% to $35.0 million, a 1% constant currency decrease

•	Other revenue decreased 24% to $20.0 million, a 24% constant currency decrease

Management Comment
Exactech CEO and President David Petty said, “For the first nine months of 2017, we reported a 4% increase in our revenue. During the third quarter, we continued to work on launch plans for the new Truliant® knee system, Vantage® ankle, ExactechGPS® shoulder

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application, and Alteon® H.A. hip stem and are very pleased with the early response we hear from surgeon users,” Petty said.
Chief Financial Officer Jody Phillips said, “Gross margins increased to 70.3% from 68.7% for the third quarter a year ago. Total operating expenses for the quarter increased 7% to $39.2 million. As a result, our net income decreased 10% to $2.9 million and $0.20 diluted EPS for the third quarter which was in the range of our expectations.”

On October 23, 2017, Exactech announced that it had entered into a definitive agreement with TPG Capital to go private. It is expected the transaction will be closed in early 2018.

The financial statements are below.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech can be found at http://www.exac.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts: Exactech Jody Phillips Executive Vice President of Finance & Chief Financial Officer 352-377-1140
Exactech Priscilla Bennett 352-377-1140 Priscilla@exac.com

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EXACTECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,718	$13,052
Accounts receivable, net of allowances of $2,043 and $1,473	56,940	53,051
Prepaid expenses and other assets, net	3,585	3,075
Income taxes receivable	895	2,140
Inventories, current	69,885	65,264
Assets held for sale	—	6,477
Total current assets	143,023	143,059

PROPERTY AND EQUIPMENT:
Land	4,550	4,474
Machinery and equipment	45,622	42,034
Surgical instruments	146,827	132,134
Furniture and fixtures	4,715	4,700
Facilities	23,062	21,726
Projects in process	6,739	2,473
Total property and equipment	231,515	207,541
Accumulated depreciation	(111,434)	(100,234)
Net property and equipment	120,081	107,307

OTHER ASSETS:
Deferred financing, deposits and other	4,416	968
Equity investment	1,916	2,047
Deferred tax asset	—	887
Non-current inventory	12,799	15,723
Product licenses and designs, net	8,994	9,102
Patents and trademarks, net	664	821
Customer relationships, net	452	476
Goodwill	14,860	13,819
Total other assets	44,101	43,843
TOTAL ASSETS	$307,205	$294,209

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,338	$17,566
Income taxes payable	568	780
Accrued expenses	13,547	11,832
Other current liabilities	2,616	2,927
Total current liabilities	35,069	33,105

LONG-TERM LIABILITIES:
Deferred tax liabilities	4,181	1,773
Long-term debt, net of current portion	14,000	20,000
Other long-term liabilities	3,653	5,089
Total long-term liabilities	21,834	26,862
Total liabilities	56,903	59,967

SHAREHOLDERS’ EQUITY:
Common stock	145	144
Additional paid-in capital	91,051	87,319
Treasury stock	(3,042)	(3,042)
Accumulated other comprehensive loss	(8,651)	(8,611)
Retained earnings	170,709	158,432
Total shareholders’ equity	250,302	234,242

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$307,205	$294,209

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
NET SALES	$61,404	$59,919	$198,213	$191,341

COST OF GOODS SOLD	18,232	18,772	59,927	59,408
Gross profit	43,172	41,147	138,286	131,933

OPERATING EXPENSES:
Sales and marketing	22,713	21,684	71,335	68,838
General and administrative	5,908	5,186	18,065	16,740
Research and development	5,729	5,096	17,333	15,495
Depreciation and amortization	4,892	4,592	14,283	13,326
Total operating expenses	39,242	36,558	121,016	114,399

INCOME FROM OPERATIONS	3,930	4,589	17,270	17,534

OTHER INCOME (EXPENSE):
Interest income	32	29	87	35
Other income	(28)	43	300	115
Interest expense	(229)	(186)	(693)	(716)
Foreign currency exchange gain (loss)	470	73	1,200	665
Total other income (expense)	245	(41)	894	99

INCOME (LOSS) BEFORE INCOME TAX	4,175	4,548	18,164	17,633

PROVISION FOR INCOME TAXES	1,277	1,383	5,756	5,680

INCOME BEFORE EQUITY IN LOSS OF INVESTEE	2,898	3,165	12,408	11,953

EQUITY IN LOSS OF INVESTEE, NET OF TAX	(36)	—	(131)	—

NET INCOME	$2,862	$3,165	$12,277	$11,953

BASIC EARNINGS (LOSS) PER SHARE	$0.20	$0.22	$0.86	$0.85

DILUTED EARNINGS (LOSS) PER SHARE	$0.20	$0.22	$0.84	$0.84

SHARES - BASIC	14,352	14,123	14,315	14,108

SHARES - DILUTED	14,613	14,370	14,578	14,303

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EXACTECH INC.